Exhibit 99.1

          S.Y. Bancorp Announces Acceleration of Stock Options Vesting

    LOUISVILLE, Ky.--(BUSINESS WIRE)--Dec. 29, 2005--S.Y. Bancorp, Inc. (NASDAQ/NM:SYBT), the parent company of Stock Yards Bank & Trust Company in Louisville, southern Indiana and Indianapolis, today announced that the Compensation Committee of the Board of Directors has accelerated the vesting of all outstanding unvested stock options to purchase shares of common stock of S.Y. Bancorp that were issued to officers prior to December 2005. These options were awarded to officers under the Company's 1995 and 2005 Stock Incentive Plans.
    As a result of the Compensation Committee's action, options to purchase approximately 190,000 shares of the Company's common stock, of which approximately 11% are held by current named executive officers, may now be exercisable by their holders. These options would otherwise have vested from time to time over the next five years. Aside from the acceleration of the vesting date, the terms and conditions of the stock option agreements governing the underlying stock options remain unchanged.
    By accelerating the vesting of these options effective as of December 31, 2005, the Company estimates that it will reduce non-cash compensation expense in future periods by approximately $1 million. This expected reduction compares with the amount that the Company would likely record under Statement of Financial Accounting Standards No. 123R, "Share-Based Payment," which S.Y. Bancorp will adopt in January 2006.
    The accelerated options represent approximately 23% of the total of all outstanding S.Y. Bancorp options, all of which had exercise prices equal to the market value of common stock at the time of grant. Based on an estimated closing price of $24.50 per share on the date of accelerated vesting, 100% of the accelerated options are "in the money," having exercise prices below the estimated closing market price at the time of acceleration. The acceleration also is expected to result in an additional $32,000 of compensation expense in 2005 based on the estimated closing price of the Company's shares on the date of accelerated vesting.
    The Company will seek consent from options holders of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, if the acceleration would have the effect of changing the status of the option for federal income tax purposes from an incentive stock option to a non-qualified stock option. Should any of the option holders withhold consent for the vesting acceleration, then the Company would incur future expense associated with those options over the remainder of the their original vesting schedule as of January 1, 2006, and the current estimated expense elimination for the Company would be reduced. Since the Company currently accounts for its stock options in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, it will report compensation expense related to the affected options for disclosure purposes only in its fourth quarter 2005 financial statements.
    S.Y. Bancorp, Inc., which trades on the NASDAQ under the symbol SYBT, was incorporated in 1988 as a bank holding company in Louisville, Kentucky. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904 and has locations in Louisville and southern Indiana, as well as a branch in Indianapolis. S.Y. Bancorp, Inc. is also the parent company of S.Y. Bancorp Capital Trust I, a Delaware statutory business trust that is a 100%-owned finance subsidiary. The Company's Trust Preferred securities are listed on the Amex under the symbol SYI PR.

    This release contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company.

    CONTACT: S.Y. Bancorp, Inc.
             Nancy B. Davis, 502-625-9176